LORD ASSET MANAGEMENT TRUST

MULTI-CLASS PLAN PURSUANT TO RULE 18F-3 UNDER THE

INVESTMENT COMPANY ACT OF 1940

I. Introduction

As required by Rule 18f-3 under the Investment Company Act of 1940, as amended (“1940 Act”), this Plan describes the multi-class system for each class of shares of each of the series of Lord Asset Management Trust (“Trust”) listed in Appendix A to this Plan, as may be amended and supplemented from time to time (each, a “Fund” and together, the “Funds”), including the arrangements for shareholder services and/or distribution of shares, the method for allocating expenses to classes and any related conversion features or exchange privileges applicable to the classes.

II. The Multi-Class System

Each Fund may offer the following four classes of shares: Class A, Class C, Investor Class and Class I shares. Shares of each class of a Fund shall represent an equal pro rata interest in the Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section C, below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Class A, Class C, Investor Class and Class I shares shall have the features described in Sections A, B, C and D, below.

A. Sales Charge Structure

1. Class A Shares. Class A shares shall be offered at their then-current net asset value plus a front-end sales charge in such amount as is disclosed in the current prospectus for the Fund, including any prospectus supplements, and shall be subject to such reductions and waivers as are determined or approved by the Trust’s Board of Trustees. Class A shares shall generally not be subject to a contingent deferred sales charge, provided, however, that such a charge may be imposed in such cases as the Board may approve and as disclosed in the current prospectus or prospectus supplement for the Fund.

2. Class C Shares. Class C shares shall be offered at their then-current net asset value with no front-end sales charge, and Class C shares shall be subject to a contingent deferred sales charge, subject to such reductions and waivers as may be described in the current prospectus for the Fund, including any prospectus supplements. Class C shares shall generally not be subject to a front-end sales charge provided, however, that such a charge may be imposed in such cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for the Fund.

3. Investor Class Shares. Investor Class shares shall be offered without the imposition of either a front-end or a contingent deferred sales charge.

4. Class I Shares. Class I shares shall be offered without the imposition of either a front-end sales charge or a contingent deferred sales charge.

B. Service and Distribution Plan

The Trust has adopted a Service and Distribution Plan with respect to the classes of shares of a Fund pursuant to Rule 12b-1 under the 1940 Act, containing the following terms:

1. Class A Shares. Class A shares of the Fund shall compensate the Distributor for costs and expenses incurred in connection with distribution and marketing of shares of the Fund, as provided in the Service and Distribution Plan subject to an annual limit of 0.25% of the average daily net assets of the Fund attributable to its Class A shares, provided that up to 0.25% of such average daily net assets may be designated out of such compensation as a “service fee,” as defined in rules and policy statements of the Financial Industry Regulatory Authority (“FINRA”).

2. Class C Shares. Class C shares of the Fund shall compensate the Distributor for costs and expenses incurred in connection with distribution and marketing of shares of the Fund, as provided in the Service and Distribution Plan subject to an annual limit of 1.00% of the average daily net assets of the Fund attributable to its Class C shares, provided that up to 0.25% of such average daily net assets may be designated out of such compensation as a “service fee,” as defined in rules and policy statements of FINRA.

3. Investor Class Shares. Investor Class shares of the Fund shall be offered without the imposition of either a distribution fee or a “service fee” as defined in the rules and policy statements of FINRA.

4. Class I Shares. Class I shares of the Fund shall be offered without the imposition of either a distribution fee or a “service fee” as defined in the rules and policy statements of FINRA.

C. Allocation of Income and Expenses

1. General

The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) of a Fund shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund. Expenses to be so allocated also include expenses of the Trust that are allocated to a Fund and are not attributable to a particular class of the Fund (“Trust Expenses”) and expenses of the Fund that are not attributable to a particular class of the Fund (“Fund Expenses”). Trust Expenses include, but are not limited to, Trustees’ fees, insurance costs and certain legal fees. Fund Expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees and other expenses relating to the management of a Fund’s assets.

2. Class Expenses

Expenses attributable to a particular class (“Class Expense”) shall be limited to: (a) payments pursuant to the Service and Distribution Plan by that class; (b) payments pursuant to the Administrative Services Plan; (c) transfer agent fees attributable to that class; (d) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of that class; (e) registration fees for shares of that class; (f) the expense of administrative personnel and services as required to support the shareholders of that class; (g) litigation or other legal expenses relating solely to that class; and (h) Trustees’ fees incurred as a result of issues relating to that class. Expenses described in (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may be allocated as Class Expenses, but only if the Trust’s President and Treasurer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended (“Code”).

In the event a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Trust Expense or Fund Expense, and in the event a Trust Expense or Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Trustees.

The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board of Trustees and approved by such Board and by a majority of the Trustees who are not “interested persons” of the Trust, as defined in the 1940 Act.

3. Waivers or Reimbursements of Expenses

Expenses may be waived or reimbursed by the Adviser, the Administrator, the Distributor or any other provider of services to a Fund or the Trust without the prior approval of the Board of Trustees.

D. Exchange Privileges.

Shareholders of the Funds may participate in an exchange of shares, subject to the Funds’ right to reject any exchange request, in whole or in part, for any reason and without prior notice. The Funds may decide to restrict purchase and sale activity (including exchanges) in Fund shares based on various factors, including whether frequent purchase and sale activity will disrupt portfolio management strategies and adversely affect its performance. The Funds reserve the right to terminate or modify the exchange privileges of Fund shareholders in the future. Shares to be exchanged will be redeemed at their next calculated net asset value following receipt of an exchange request in the form of a proper redemption request, as described in the applicable prospectus. An exchange of shares will be subject to any redemption fee applicable to a redemption of shares. See the Funds’ current prospectus for more information about share exchanges.

E. Conversions.

Although no class of shares will automatically convert into shares of another class, each class of shares of a Fund may be voluntarily converted to another Class of shares of the same Fund if the shareholder account meets the then applicable share eligibility requirements for the new share class as set forth in the then current prospectus or prospectus supplement. If a shareholder who was converted to another share class based on the conversion feature described in this paragraph no longer meets the eligibility requirements for that share class, as described in the then current prospectus or prospectus supplement, a Fund may convert the shareholder’s class of shares back to the share class originally held by that shareholder prior to conversion or to such other share class in which the shareholder may be eligible to invest. Any conversions covered by this paragraph will be preceded by written notice to shareholders, and will occur at the respective net asset values of the share classes next calculated without the imposition of any sales load, fee, or other charge. It is the Trust’s intention that all share conversions should be made on a tax-free basis.

F. Board Review

1. Approval of Plan

The Board of Trustees, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of the Trust or the Fund (“Independent Trustees”), at a meeting held on June 18, 2012, approved the Plan based on a determination that the Plan, including the expense allocations, is in the best interests of the Fund and of each class. Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.

2. Approval of Amendments

This Plan may not be amended materially unless the Board of Trustees, including a majority of the Independent Trustees, has found that the proposed amendment, including any proposed related expense allocation, is in the best interest of each class and the Fund. Such finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.

3. Periodic Review

The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

G. Contracts

Any agreement related to the Multi-Class System shall require the parties thereto to furnish to the Board of Trustees, upon their request, such information as is reasonably necessary to permit the Trustees to evaluate the Plan or any proposed amendment.

H. Effective Date

This Plan, having been reviewed and approved by the Board of Trustees and by a majority of the Independent Trustees as indicated in Section F.1 of the Plan, shall take effect as of the commencement of operations of the multi-class arrangements of the Funds.

APPENDIX A

Multiple Classes of Shares and Respective Fees and Sales Charges

FUND	Maximum 12b-1 Fees	Maximum Administrative Service Fees	Redemption/ Exchange Fees(1)
Thomas White International Fund
Class A	0.25%	0.25%	2.00%
Class C	1.00%	None	2.00%
Investor Class	None	0.25%	2.00%
Class I	None	None	2.00%

Thomas White Emerging Markets Fund
Class A	0.25%	0.25%	2.00%
Class C	1.00%	None	2.00%
Investor Class	None	0.25%	2.00%
Class I	None	None	2.00%

Thomas White American Opportunities Fund
Class A Shares(2)	0.25%	0.25%	2.00%
Class C Shares(2)	1.00%	None	2.00%
Investor Class	None	0.25%	2.00%
Class I(2)	None	None	2.00%

(1)	For all Fund shares redeemed within 60 days of purchase.
(2)	The Thomas White American Opportunities Fund does not currently offer Class A, Class C and Class I shares.

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